The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov(http://www.sec.gov/). Alternatively, the Depositor, the underwriter or the dealer participating in this offering will arrange to send you the prospectus at no charge if you request it by calling 1-800-503-4611.

Commission File No. 333-129704-04

RECENT DEVELOPMENT

On May 15, 2007, Moody’s Investors Service, Inc. removed the servicer quality rating of Popular Mortgage Servicing, Inc. (“PMSI”) from watch for downgrade, and downgraded its servicer quality rating from SQ2- to SQ3+.

Please review the provisions of any preliminary prospectus supplement subsequently distributed to you under the headings “THE SPONSOR--Recent Developments” and  “SERVICING OF LOANS--The Subservicer” for further information.

DISCLAIMER
The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.